Exhibit 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-2 No. 333-70403) and related Prospectus of Radyne ComStream Inc. for the registration of 4,745,076 shares of its common stock and to the use and incorporation by reference therein of our report dated February 16, 1998 (except for Note 11, as to which the date is April 16, 1998), with respect to the consolidated financial statements of ComStream Holdings, Inc. included in Radyne ComStream Inc.'s Report on Form 8-K/A filed with the Securities and Exchange Commission on May 5, 1999.


                                                     /s/ Ernst & Young LLP

                                                     ERNST & YOUNG LLP



San Diego, California
September 14, 1999